   As filed with the Securities and Exchange Commission on November 7, 2001
                                              Registration No. 333-72730
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------

                               AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                                 SONICWALL, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          California                                           77-0270079
  (State or Other Jurisdiction                              (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                               1160 Bordeaux Drive
                               Sunnyvale, CA 94089
                                 (408) 745-9600
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Sreekanth Ravi
                              Chairman of the Board
                                 SonicWALL, Inc.
                               1160 Bordeaux Drive
                           Sunnyvale, California 94089
                                 (408) 745-9600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

      The Commission is requested to send copies of all communications to:

                             Gregory K. Miller, Esq.
               Senior Vice President, Legal and Corporate Affairs
                                 SonicWALL, Inc.
                               1160 Bordeaux Drive
                           Sunnyvale, California 94089
                                 (408) 745-9600
                               fax (408) 745-9300

                          ----------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

********************************************************************************
The information in this prospectus is not complete and may be changed. Selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
********************************************************************************


               Subject to Completion, dated November 7, 2001

                                 236,500 Shares

                                [SONICWALL LOGO]

                                  Common Stock

                                  ------------

     The selling shareholders listed on page 13 are offering and selling an aggregate of 236,500 shares of our common stock under this prospectus.

     The selling shareholders may offer their SonicWALL stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

     All net proceeds from the sale of SonicWALL common stock will go to the shareholders who offer and sell their shares in this offering. SonicWALL will not receive any proceeds from the sale of the shares by the selling shareholders.

     Our common stock is traded on the Nasdaq Stock Market under the symbol "SNWL". On November 6, 2001 the closing price of our common stock on the Nasdaq Stock Market was $16.28 per share.

     You should carefully review the discussion in the section entitled "Risk Factors" beginning on page 4.

                                  ------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

                 The date of this prospectus is November , 2001

                                TABLE OF CONTENTS

                                                                           Page

Summary .................................................................    3

Recent Developments .....................................................    3

Risk Factors ............................................................    4

Cautionary Note On Forward-Looking Statements ...........................   11

Use Of Proceeds .........................................................   11

Selling Shareholders ....................................................   12

Plan Of Distribution ....................................................   14

Legal Matters ...........................................................   14

Experts .................................................................   14

Where You Can Find More Information .....................................   15

                                     SUMMARY

      You should read this summary together with the more detailed information and our consolidated financial statements and notes incorporated by reference herein.

                                    SonicWALL

      SonicWALL, Inc. designs, develops, manufactures and sells Internet security infrastructure products designed to provide secure Internet access for our broadband customers and process secure transactions for enterprises and service providers. We believe our security appliances provide high-performance, robust, reliable, easy-to-use and affordable Internet security and virtual private networking ("VPN") functionalities. We also sell security services including content filtering services and anti-virus protection on an annual subscription basis. Our transaction security products provide high-performance secure sockets layer ("SSL") acceleration and offloading to enable service providers and enterprises to deploy e-commerce applications without degrading web site performance. We sell our products to customers in the small to medium enterprise, e-commerce, service provider, branch office and telecommuter markets. As of September 30, 2001, we had sold more than 185,000 of our Internet security appliances worldwide.

      Our SonicWALL product line provides our customers with comprehensive integrated security including firewall, VPN, anti-virus, content filtering, and SSL encryption and decryption functionality, so users can enjoy affordable, secure Internet communications and conduct secure Internet transactions. SonicWALL delivers plug-and-play ASIC-based appliance solutions that are high-performance, easy to install and cost-effective. With current suggested retail prices ranging from $495 to $29,995, our products are designed to enable customers to reduce purchase costs and avoid hiring costly information technology personnel for Internet security. By using an embedded single purpose operating system and a hardware design without moving parts, our products maximize reliability and uptime. The SonicWALL access security products can be used in networks of all sizes and are fully compatible with VPN technology from more expensive enterprise security solutions offered by, among others, Check Point Software Technologies Ltd., Nortel Networks Corporation and Cisco Systems, Inc.

      SonicWALL was initially incorporated in California in 1991 as Sonic Systems, Inc. In August 1999, we changed our name to SonicWALL, Inc. References to "We" "Our" "Us" and the "Company" in this prospectus refer to SonicWALL, Inc. Our principal executive offices are located 1160 Bordeaux Drive, Sunnyvale, California 94089, and our telephone number is (408) 745-9600.

                               RECENT DEVELOPMENTS

      On October 18, 2001 we announced the appointment of Cosmo Santullo as our President and Chief Executive Officer and a member of SonicWALL's Board of Directors. Sreekanth Ravi will continue to serve as Chairman of the Board of Directors and an executive officer, assuming a broader role in defining our future technology roadmap. We also announced that Michael Sheridan will assume the role of the Senior Vice President of Strategy and will continue as Chief Financial Officer.

      On October 25, 2001 we acquired RedCreek Communications, Inc., a privately-held provider of VPN and policy management solutions, for approximately $12.5 million in cash.


                               -------------------

 This prospectus includes trademarks of SonicWALL, Inc. and other companies.

                               -------------------

                                  RISK FACTORS

      You should carefully review the following risks associated with owning our common stock. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you as an investor may lose all or part of your investment. You should also refer to the other information set forth in this report and incorporated by reference herein, including our financial statements and the related notes.

                                  Company Risks

We have difficulty predicting our future operating results or profitability due to volatility in general economic conditions and the Internet security market.

      Overall weakness in the general economy and volatility in the demand for Internet security products are two of the many factors underlying our inability to predict our revenue for a given period. We base our spending levels for product development, sales and marketing, and other operating expenses largely on our expected future revenue. A large proportion of our expenses is fixed for a particular quarter or year, and therefore, we may be unable to decrease our spending in time to compensate for any unexpected quarterly or annual shortfall in revenue. As a result, any shortfall in revenue could adversely affect our operating results.

      For the year ended December 31, 2000 we reported net income of $8,747,000, or approximately 12.6% of revenue. We do not know if we will be able to maintain profitability in the future. If we are not able to maintain profitability, your investment in our common stock may decline in value.

We may be unable to manage our growth, and if we cannot do so, it could have a material adverse effect on our business.

      Our business has grown rapidly in recent years. As of December 31, 1999, we had 73 employees. As of September 30, 2001, we had 406 employees, an increase of approximately 456%. In addition, we have experienced expansion in our manufacturing and shipping requirements, our product line, our customer base and our end user installed base. This rapid expansion has placed significant strain on our administrative, operational and financial resources and has resulted in ever-increasing responsibilities for our management personnel. These changes have increased the complexity of managing SonicWALL. If we continue to experience significant growth, our current systems, management and resources may be inadequate, and our organization will need to grow rapidly in order to meet the demands placed on our business. If we cannot manage our growth effectively, our business prospects will be materially adversely affected.

We depend on two major distributors for a significant amount of our revenue, and if they or others cancel or delay purchase orders, our revenue may decline and the price of our stock may fall.

      To date, sales to a limited number of distributors have accounted for a significant portion of our revenue. In 1999, Ingram Micro, Inc. and Tech Data Corporation, both of which are global computer equipment and accessory distributors, accounted for approximately 34% and 12% of our revenue, respectively. In 2000, approximately 84% of our sales were to distributors, and Ingram Micro and Tech Data accounted for approximately 32% and 20% of our revenue, respectively. We cannot assure you that either of these existing customers will continue to place orders with us, that orders by these existing customers will continue at the levels of previous periods or that we will be able to obtain large orders from new customers.

      We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our revenue. If any of our major distributors stops or delays its purchase of our products, our revenue and profitability would be adversely affected. In addition, as of September 30, 2001, Ingram Micro and Tech Data represented $5.0 million and $5.7 million, respectively, of our accounts receivable, constituting 27% and 31%, respectively, of total receivables. The failure of any of these distributors to pay us in a timely manner could adversely affect our payments to suppliers and our creditworthiness, which could make it more difficult to conduct business.

      Although we have limited one-year agreements with Ingram Micro and Tech Data, these contracts are subject to termination at any time, and we do not know if these customers will continue to place orders for our products.

If an original equipment manufacturer customer cancels, reduces or delays purchases, our revenue may decline and our business could be adversely affected.

      We currently have formed Original Equipment Manufacturer (OEM) relationships with four original equipment manufacturers including 3Com Corporation, Cisco Systems, Inc., Netgear, Inc., and Network Associates, Inc. If we fail to sell to such OEMs in the quantities expected, or if any OEM terminates our relationship, this could adversely affect our reputation, the perception of our products and technology in the marketplace or the growth of our business, and your investment in our common stock may decline in value.

Average selling prices of our products may decrease, which may reduce our gross margins.

      The average selling prices for our products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments. The pricing of products depends on the specific features and functions of the products, purchase volumes and the level of sales and service support. We expect competition to increase in the future. As we experience pricing pressure, we anticipate that the average selling prices and gross margins for our products will decrease over product life cycles. We cannot assure you that we will be successful in developing and introducing on a timely basis new products with enhanced features, or that these products, if introduced, will enable us to maintain our average selling prices and gross margins at current levels. The Company's gross margin has been and will continue to be affected by a variety of factors, including competition, the mix and average selling prices of products, new product introductions and enhancements and the cost of components and manufacturing labor. We must manage each of these factors effectively for our gross margins to remain at current levels.

We offer retroactive price protection to our major distributors and if we fail to balance their inventory with end user demand for our products, our allowance for price protection may be inadequate. This could adversely affect our results of operations.

      We provide our major distributors with price protection rights for inventories of our products held by them. If we reduce the list price of our products, our major distributors receive refunds or credits from us that reduce the price of such products held in their inventory based upon the new list price. As of December 31, 2000, we estimate that approximately $6.3 million of our products in our distributors' inventory are subject to price protection. This amount represented approximately 9.1% of our revenue for the year ended December 31, 2000. We have provided less than $100,000 of credits under our price protection policies in the past three fiscal years. Future credits for price protection will depend on the percentage of our price reductions for the products in inventory and our ability to manage the level of our major distributors' inventory. New product introductions or price reductions by us or our competitors could result in significant product price adjustments. If future price protection adjustments are higher than expected, our future results of operations could be materially adversely affected.

Potential future acquisitions could be difficult to integrate, disrupt our business, dilute shareholder value and adversely affect our operating results.

      In November 2000, we completed the acquisition of Phobos Corporation and since then we have completed acquisitions of several smaller companies. We may make additional acquisitions or investments in other companies, products or technologies in the future. If we acquire other businesses in the future, we will be required to integrate operations, train, retain and motivate the personnel of these entities as well. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners.

      We may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our stockholders. In addition, our profitability has suffered because of acquisition-related costs and amortization costs for acquired goodwill and other intangible assets.

We are dependent on international sales for a substantial amount of our revenue. We face the risk of international business and associated currency fluctuations, which might adversely affect our operation results.

      International revenue represented 32% of total revenue in 1998, 34% of total revenue in 1999 and 32% of total revenue in 2000. For the year ended December 31, 2000, revenue from Japan represented 11% of our total revenue, and revenue from all other international regions collectively represented approximately 21% of our total revenue. We expect that international revenue will continue to represent a substantial portion of our total revenue in the foreseeable future. Our risks of doing business abroad include our ability to maintain distribution relationships on favorable terms. To the extent we are unable to favorably renew our distribution agreements or make alternative arrangements, revenue may decrease from our international operations. We also face risks associated with general economic conditions and regulatory uncertainties associated with our international sales. Because our sales are denominated in U.S. dollars, the weakness of a foreign country's currency against the dollar could increase the price of our products in such country and reduce our product unit sales by making our products more expensive in the local currency. We are subject to the risks of conducting business internationally, including potential foreign government regulation of our technology, general geopolitical risks associated with political and economic instability, changes in diplomatic and trade relationships, and foreign countries' laws affecting the Internet generally.

Delays in deliveries from our component suppliers could cause our revenue to decline and adversely affect our results of operations.

      We outsource all of our hardware manufacturing and assembly from security appliances to a single manufacturer. Our SonicWALL products incorporate certain components or technologies that are only available from single or limited sources of supply. Specifically, our products rely upon microprocessors from Motorola, Inc. and Intel Corporation and incorporate software products from third-party vendors. We do not have long-term supply arrangements with any vendor, and any disruption in the supply of these technologies may adversely affect our ability to obtain necessary components or technology for our products. If we are unable to purchase such components or maintain licenses from these suppliers, this may delay or prevent product shipments and result in a loss of sales. This could cause a loss of revenue that would adversely affect our results of operations. We may not be able to replace any of these supply sources on economically advantageous terms. In addition, our products utilize components that have in the past been subject to market shortages and price fluctuations. If we experience price increases in our product components, we will experience declines in our gross margin.

We may have to defend lawsuits or pay damages in connection with any alleged or actual failure of our products and services.

      Because our products and services provide and monitor Internet security and may protect valuable information, we may face claims for product liability, tort or breach of warranty. Anyone who circumvents our security measures could misappropriate the confidential information or other property of end users using our products and services or interrupt their operations. If that happens, affected end users or others may sue us. In addition, we may face liability for breaches caused by faulty installation of our products by resellers or end users. Although we attempt to reduce the risk of losses from claims through contractual warranty disclaimers and liability limitations, these provisions may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard computer and software contracts to be unenforceable in some circumstances. Defending a lawsuit, regardless of its merit, could be costly and could divert management attention. Although we currently maintain business liability insurance, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all. Our business liability insurance has no specific provisions for potential liability for Internet security breaches.

A security breach of our internal systems or those of our customers could harm our business.

      Because we provide Internet security, we may become a greater target for attacks by computer hackers. We will not succeed unless the marketplace is confident that we provide effective Internet security protection. Networks protected by our products may be vulnerable to electronic break-ins. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. Although we have not experienced any act of sabotage or unauthorized access by a third party of our internal network to date, if an actual or perceived breach of Internet security occurs in our internal systems or those of our end-user customers, regardless of whether we cause the breach, it could adversely affect the market perception of our products and services. This could cause us to lose current and potential customers, resellers, distributors or other business partners.

We rely primarily on one contract manufacturer for all of our product manufacturing and assembly, and if we cannot obtain its services, we may not be able to ship products.

      We outsource all of our hardware manufacturing and assembly primarily to one third-party manufacturer and assembly house, Flash Electronics, Inc. We do not have a long-term manufacturing contract with this vendor. Flash Electronics has produced our products with acceptable quality, quantity and cost in the past, but it may be unable or unwilling to meet our future demands. Our operations could be disrupted if we have to switch to a replacement vendor or if our hardware supply is interrupted for an extended period. This could result in loss of customer orders and revenue.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

      Unauthorized parties may misappropriate or infringe our trade secrets, copyrights, trademarks and similar proprietary rights. We have not received any patent protection for our technology or products. Even if we obtain such patents, this will not guarantee that our patent rights will be valuable, create a competitive barrier, or will be free from infringement. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.

Potential intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our proprietary rights.

      In the future, we may have to resort to litigation to protect our intellectual property rights or trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to:

      . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

      .  pay damages;

      . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

      .  redesign products or services that incorporate infringing technology.

      We may face infringement claims from third parties in the future. The computer industry has seen frequent litigation over intellectual property rights. We expect that infringement claims will be more frequent for Internet participants as the number of products, services and competitors grows and the functionality of products and services overlaps.

Undetected product errors or defects could result in loss of revenue, delayed market acceptance and claims against us.

      We offer a one-year warranty on all of our products, allowing the end user to receive a repaired or replacement product for any defective unit. Historically, refunds based on product warranty claims have been insignificant. Although we have discovered few errors or defects in our products, our products may contain undetected errors or defects. If there is a product failure, we may have to replace all affected products without being able to record revenue for the replacement units, or we may have to refund the purchase price for such units. Because of our recent introduction of Internet security products, we have little experience in gauging the risk of unexpected product failures or defects. Despite extensive testing, some errors are discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of revenue and claims against us. In the year ended December 31, 2000, refunds attributable to errors or defects in products amounted to less than 2% of total revenue.

If we do not retain our key employees and attract new employees, our ability to execute our business strategy will be impaired.

      We compete for employees in California's Silicon Valley, one of the most difficult employer environments in the United States. Our future success will depend largely on the efforts and abilities of our current senior management and our ability to attract and retain additional key development, technical, operations, information systems, customer support and sales and marketing personnel. We do not have employment contracts with any of our key employees, who may leave us at any time. Specifically, the services of Sreekanth Ravi, Chairman of the Board of Directors, Cosmo Santullo, President and Chief Executive Officer, Sudhakar Ravi, Chief Technical Officer, and Michael Sheridan, Senior Vice President of Strategy and Chief Financial Officer, would be difficult to replace. We do not maintain life insurance for any of our key personnel.

If we are unable to meet our future capital requirements, our business will be harmed.

We expect our cash on hand, cash equivalents and commercial credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months. However, at any time, we may decide to raise additional capital to take advantage of strategic opportunities available or attractive financing terms. If we issue equity securities, shareholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

                                 Industry Risks

Our revenue growth is dependent on the continued growth of broadband access services, which are currently in early stages of development, and if such services are not widely adopted or we are unable to address the issues associated with the development of such services, our sales will be adversely affected.

      Sales of our products depend on the increased use and widespread adoption of broadband access services, such as cable, DSL, Integrated Services Digital Network, or ISDN, Frame Relay and T-1. These broadband access services typically are more expensive in terms of required equipment and ongoing access charges than is the case with Internet dial-up access providers. Our business, prospects, results of operations and financial condition would be adversely affected if the use of broadband access services does not increase as anticipated or if our customers' access to broadband services is limited. Critical issues concerning use of broadband access services are unresolved and will likely affect the use of broadband access services. These issues include:

      .  security;

      .  reliability;

      .  bandwidth;

      .  congestion;

      .  cost;

      .  ease of access; and

      .  quality of service.

      Even if these are resolved, if the market for products that provide broadband access to the Internet fails to develop, or develops at a slower pace than we anticipate, our business, prospects, results of operations and financial condition would be materially adversely affected. The broadband access services market is new and is characterized by rapid technological change, frequent enhancements to existing products and new product introduction, changes in customer requirements and evolving industry standards. We may be unable to respond quickly or effectively to these developments. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies, or the emergence of new industry standards, could render our existing or future products obsolete, which would materially adversely affect our business, prospects, results of operations and financial condition. The emergence of new industry standards might require us to redesign our products. If our products fail to comply with widely adopted industry standards, our customers and potential customers may not purchase our products. This would have a material adverse effect on our business, prospects, results of operation and financial condition.

If we are unable to compete successfully in the highly competitive market for Internet security products and services, our business will fail.

      The market for Internet security products is worldwide and highly competitive, and we expect competition to intensify in the future. There are few substantial barriers to entry, and additional competition from existing competitors and new market entrants will likely occur in the future. Current and potential competitors in our markets include, but are not limited to the following, all of which sell worldwide or have a presence in most of the major markets for such products:

      . enterprise firewall software vendors such as Check Point Software Technologies Ltd. and Symantec Corporation;

      . network equipment manufacturers such as Cisco Systems, Inc., Lucent Technologies, Inc., Nortel Networks Corporation and Nokia Corp.;

      . encryption processing equipment manufacturers such as nCypher Corporation and Rainbow Technologies, Inc.;

      .    computer or network component manufacturers such as Intel
           Corporation;

      . operating system software vendors such as Microsoft Corporation, Novell, Inc. and Sun Microsystems, Inc;

      . security appliance and PCI card suppliers such as WatchGuard Technologies, Inc and NetScreen Technologies, Inc.; and

      . low cost Internet router suppliers which may include limited Internet security functionality.

      Most of our competitors to date have generally targeted large enterprises' security needs with firewall and Secure Socket Layer (SSL) products that range in price from approximately $5,000 to more than $15,000, which may increase competitive pressure on some of our products, resulting in both lower prices and gross margins. Recently, some of our competitors have introduced products priced at less than $1,000. Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. Nothing prevents or hinders these actual or potential competitors from entering our target markets at any time. In addition, our competitors may bundle products competitive to ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products. If these companies were to use their greater financial, technical and marketing resources in our target markets, it could adversely affect our business.

Rapid changes in technology and industry standards could render our products and services unmarketable or obsolete, and we may be unable to successfully introduce new products and services.

      To succeed, we must continually change and improve our products in response to rapid technological developments and changes in operating systems, broadband Internet access, application and networking software, computer and communications hardware, programming tools, computer language technology and other security threats. We may be unable to develop new products and services or achieve and maintain market acceptance of them once they have come to market. Product development for Internet security appliances requires substantial engineering time and testing. Releasing new products and services prematurely may result in quality problems, and delays may result in loss of customer confidence and market share. In the past, we have on occasion experienced delays in the scheduled introduction of new and enhanced products and services, and we may experience delays in the future. When we do introduce new or enhanced products and services, we may be unable to manage the transition from the older products and services to minimize disruption in customer ordering patterns avoid excessive inventories of older products and deliver enough new products and services to meet customer demand.

Governmental regulations affecting Internet security could affect our revenue.

      Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This, in turn, could decrease demand for our products and services. In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the United States and international Internet security market.

      Recently, political attention has resulted in legislative efforts to make the Internet safe for children at schools and other educational institutions receiving federal assistance by linking the receipt of federal funds to the existence of content filtering and security software for such institutions' Internet connections. Some have questioned the constitutionality or other legality of such efforts. We believe that any government controls or attempts to regulate the Internet could have a material adverse effect on our business. For example, legislation requiring Internet security for schools receiving federal funds would encourage purchases of our SonicWALL products; a court ruling invalidating such legislation might reduce sales to these market segments.

                                Investment Risks

Because they own approximately 24% of our stock, our officers and directors can significantly influence all matters requiring shareholder approval.

     As of September 30, 2001, our officers and directors, in the aggregate, beneficially owned approximately 24% of our outstanding common stock. These shareholders, if acting together, would be able to significantly influence all matters requiring shareholder approval, including the election of directors, mergers or other forms of business combinations.

Our stock price may be volatile.

      The market price of our common stock has been highly volatile and has fluctuated significantly in the past. We believe that it may continue to fluctuate significantly in the future in response to the following factors, some of which are beyond our control:

      . general economic decline, and the effect that decline has upon customers' purchasing decisions;

      .  variations in quarterly operating results;

      .  changes in financial estimates by securities' analysts;

      . changes in market valuations of technology and Internet infrastructure companies;

      . announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      . loss of a major client or failure to complete significant license transactions;

      .  additions or departures of key personnel;

      .  sales of common stock in the future; and

      . fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet-related companies.

Our business may be adversely affected by class action litigation due to stock price volatility.

      In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. In the future we may be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results, liquidity and financial condition.

Charter and bylaw provisions limit the authority of our shareholders, and therefore minority shareholders may not be able to significantly influence SonicWALL's governance or affairs.

      Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

      Our charter documents also provide for limits on the ability of shareholders to call special meetings and act by written consent and prohibit cumulative voting for directors. As a result, minority shareholder representation on the board of directors may be difficult to establish. The charter documents also limit the persons who may call special meetings of the shareholders, prohibit shareholder actions by written consent and establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.


                  CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

      This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act. We intend that the forward-looking statements be covered by the safe harbor provisions for forward-looking statements in these sections. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions, reflecting our expectations for future events or our future financial performance. Actual events or results may differ materially. In evaluating these statements you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. These factors include, but are not limited to:

      .  volatility in the Internet security market;

      .  our limited ability to forecast quarterly operating results;

      . our announcements about the performance of our products and our competitors' announcements about performance of their products;

      .  obtaining and expanding market acceptance of the products we offer; and

      .  increasing competition.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.


                                 USE OF PROCEEDS

      All net proceeds from the sale of SonicWALL common stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS

      The following table presents selected information, as of September 30, 2001, regarding the number of shares of common stock owned by the selling shareholders and as adjusted to give effect to the sales of the shares of common stock being sold in this offering. Because the selling shareholders are not obligated to sell the shares of common stock, and selling shareholders may also acquire publicly traded shares of our common stock, no estimate can be given as to the amount of shares each selling shareholder will beneficially own after this offering. For purposes of this table, we have assumed that after completion of the offering, no shares will be held by the selling stockholders. We may update or supplement this prospectus from time to time to update this information. These shares are being registered to permit public secondary trading of the shares and the selling shareholders may offer these shares for resale from time to time. For a discussion regarding their resale, please see "Plan of Distribution."

      The shares are being offered by the selling shareholders who were issued the shares in September 2001 in connection with the expansion of our sales and marketing infrastructure in Europe. The shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling shareholders represented to us that they were acquiring the shares for investment and with no present intention of distributing the shares.

      We have filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately negotiated transactions. We have agreed to keep such registration statement effective until at least the date on which we publicly report our financial results for the fiscal quarter ending September 30, 2003.

      The shares offered by this prospectus may be offered from time to time by the selling shareholders named below:



                                                                 Shares Beneficially                      Shares Beneficially
                                                                   Owned Before the                         Owned After the
                                                                     Offering (1)                               Offering
                                                                     --------                Shares             --------
          Name and Address of Selling Shareholders                Number     Percent(2)      Offered      Number     Percent(2)
          -----------------------------------------               ------     ----------      -------      ------     ----------
Gregor Eugster ............................................        44,077         *           44,077         0           --
   Pappelweg 8, 8132 Egg, Switzerland

Ivo Scheiwiller ...........................................        66,402         *           66,402         0           --
   Quellenstrasse 1, 9500 Wil, Switzerland

Peter Schmid. .............................................         1,625         *            1,625         0           --
   Dorfstrasse 30, 5405 Dattwil, Switzerland

Kari Helle Vik ............................................        64,346         *           24,346       3,000         *
   0stenstadlia 3, 1392 Vettre, Norway (3)

Kristine Vik ..............................................        12,654         *           12,654         0           --
   0stenstadlia 3, 1392 Vettre, Norway

Marianne Vik ..............................................        12,654         *           12,654         0           --
   Hiltonasen 34, 1341 Slpenden, Norway

Ole Petter Vik ............................................        64,346         *           24,346       3,000         *
   0stenstadlia 3, 1392 Vettre, Norway (4)

Peider Weiss ..............................................        34,637         *           34,637         0           --
   Ausserdorfstrasse 67, 8321 Widberg, Switzerland

Killian Zantop ............................................        15,759         *           15,759         0           --
   Bergstrasse 40B, 5430 Wettingen, Switzerland

_____________
 * Represents less than 1%.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person, if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares, for example, upon the exercise of an option or warrant, within sixty days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

(2)  Based on common stock outstanding as of September 30, 2001.

(3) Includes 27,346 shares of common stock owned directly by Ole Petter Vik and 12,654 shares of common stock owned directly by Kristine Vik.

(4) Includes 24,346 shares of common stock owned directly by Kari Helle Vik and 12,654 shares of common stock owned directly by Kristine Vik.

                              PLAN OF DISTRIBUTION

      The shares offered hereby may be sold by the selling shareholders at various times in one or more of the following transactions:

      . in the over-the-counter market;

      . on the Nasdaq Stock Market;

      . in privately negotiated transactions; or

      . in a combination of any of the above transactions.

      The selling shareholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

      The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     The selling shareholders or any broker-dealers that participate in the distribution of shares may be deemed to be underwriters, and any commissions or profits from such resales may be deemed underwriting discounts or commissions under the Securities Act.

      All net proceeds from the sale of SonicWALL common stock under this prospectus will go to the shareholders who offer and sell their shares in this offering. SonicWALL will not receive any proceeds from the sale of the shares from the selling shareholders.

      For the purposes of this prospectus, the term "selling shareholders" shall include donees, pledgees and other assignees selling shares received from a selling shareholder named herein as well as any donees, pledgees and other assignees selling shares received from such donees, pledgees or assignees.


                                  LEGAL MATTERS

      The legality of the securities offered hereby will be passed upon for SonicWALL by Gregory K. Miller, our Senior Vice President, Legal and Corporate Affairs.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The audited financial statements of Phobos Corporation as of December 31, 1999 and 1998 and for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it (http://www.sec.gov).

      We have filed a registration statement and related exhibits with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Securities and Exchange Commission at prescribed rates.

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede that information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934:

      1. Annual Report on Form 10-K for the year ended December 31, 2000 (as amended on August 14, 2001 with respect to certain technical corrections);

      2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

      3. Current Reports on Form 8-K dated November 27, 2000 (as amended January 26, 2001), April 30, 2001, June 6, 2001, October 19, 2001 and October
         25, 2001;

      4. the description of our common stock contained in our registration statement on Form 8-A filed October 19, 1999, including any amendments or reports filed for the purpose of updating such description; and

      5. all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission and other than information in such documents that is deemed not to be filed).

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                 SonicWALL, Inc.
                               1160 Bordeaux Drive
                           Sunnyvale, California 94089
                          Attention: Investor Relations
                                 (408) 745-9600

      You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

================================================================================

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.








                                 236,500 Shares







                                [SONICWALL LOGO]






                                  Common Stock



                                   -----------
                                 November , 2001
                                   -----------




















================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

      Securities and Exchange Commission Registration Fee ........................................       $824
      Legal Fees and Expenses ....................................................................     $5,000
      Accounting Fee and Expenses ................................................................    $15,000
      Miscellaneous ..............................................................................     $4,176
                                                                                                       ------
          Total                                                                                       $25,000
                                                                                                      =======


Item 15.   Indemnification of Officers and Directors.

      Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act. Article V of the Registrant's Amended and Restated Articles of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the California General Corporation Law, and Article VI of the Registrant's Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

Item 16.   Exhibits.

      The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

      (a) Exhibits

   Exhibit
    Number        Description
    ------        -----------

     5.1*         Opinion re legality of the shares

    23.1*         Consent of PricewaterhouseCoopers LLP, Independent Accountants

    23.2*         Consent of Arthur Andersen LLP

    23.3* Consent of Gregory K. Miller (included in the opinion filed as Exhibit 5).

    24.1* Power of Attorney (included on the signature page of this Registrant Statement).


------------
* Previously filed.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 7th day of November 2001.

                                      SonicWALL Inc.


                                      By: /s/ Cosmo Santullo
                                          ------------------------------------
                                          Cosmo Santullo
                                          President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                         Title                                       Date
                ---------                                         -----                                       ----

                   *                             President, Chief Executive Officer and Director         November 7, 2001
-----------------------------------------           (Principal Executive Officer)
             Cosmo Santullo

                   *                             Senior Vice President of Strategy and                   November 7, 2001
-----------------------------------------           Secretary, Chief Financial Officer
           Michael J. Sheridan                      (Principal Financial and Accounting Officer)


           /s/ Sreekanth Ravi                    Chairman of the Board of Directors                      November 7, 2001
-----------------------------------------
             Sreekanth Ravi

                   *                             Director                                                November 7, 2001
-----------------------------------------
             Charles Kissner

                   *                             Director                                                November 7, 2001
-----------------------------------------
           Robert M. Williams

                   *                             Director                                                November 7, 2001
-----------------------------------------
             David Shrigley

                   *                             Director                                                November 7, 2001
-----------------------------------------
              Ronald Heinz

                   *                             Director                                                November 7, 2001
-----------------------------------------
              Cary Thompson

* By:     /s/ Sreekanth Ravi
     ------------------------------------
              Sreekanth Ravi
             Attorney-in-Fact